Exhibit 4.14

AMENDMENT TO RESTATED MANAGEMENT AGREEMENT

This Amendment to the Restated Management Agreement (this “Amendment”) shall be effective as of January 10, 2013 (the “Effective Date”), by and between Nordic American Tankers Limited, a Bermuda company (the “Company”), and Scandic American Shipping Ltd., a Bermuda company and a wholly-owned subsidiary of the Company (“Scandic”).

W I T N E S S E T H:

WHEREAS, the Company and Scandic are parties to a management agreement restated as of June 30, 2004, as further amended on October 12, 2004, April 29, 2005, November 19, 2005, May 3, 2008 and May 31, 2009, July 1, 2010 and December 1, 2011 (the “Restated Management Agreement”);

WHEREAS, Section 3(a) of the Restated Management Agreement currently provides:

“In consideration for Scandic’s providing the services to the Company specified in this Agreement, the Company shall pay Scandic a fee at the annual rate of USD 500,000 (the “Fee”) and cover Scandic’s reasonable costs incurred to perform the abovementioned services (the “Costs”). The Fee shall be paid quarterly in advance, on each January 1, April 1, July 1 and October 1. The Costs shall be paid monthly in advance through a monthly cash call procedure to be agreed between the parties.”

WHEREAS, Section 5(c) of the Restated Management Agreement currently provides:

“The Company shall issue to Scandic 194,132 common shares of the Company, equivalent to 2% of the Company’s total outstanding common shares as of the date hereof, as promptly as practicable thereafter, in exchange for a payment by Scandic to the Company of $1,941.32. In the event the Company shall issue additional common shares to any third party or parties (a “Third Party Issuance”), the Company shall also issue that number of the additional common shares to the Manager such that the number of shares issued to the Manager pursuant to this Management Agreement shall equal 2% of the Company’s total outstanding common shares after taking into account such Third Party Issuance. The 61.224 and 87.959 common shares issued to the Manager pursuant to this Agreement on August 15, 2007 and May 16, 2008, respectively, may not be transferred for a period of six years from their date of issuance and shall not be registered with the SEC. All other common shares issued to the Manager pursuant to this Agreement may not be transferred for a period of three years from their date of issuance and shall not be registered with the SEC. The certificates for such common shares shall bear appropriate restrictive legends to such effect.”

WHEREAS, the Company acquired Scandic pursuant to that certain Share Purchase Agreement by and between the Company and Burma Shipping & Investment AS, dated December 15, 2012 and, as of January 10, 2013, Scandic became a wholly-owned subsidiary of the Company; and

WHEREAS, the Company and Scandic wish to amend Section 3(a) of the Restated Management Agreement to reduce such management fee and Section 5(c) of the Restated Management Agreement to remove such obligation of the Company to issue common shares to Scandic.

NOW, THEREFORE, the Company and Scandic hereby agree as follows:

1. Effective as of the Effective Date, Section 3(a) of the Restated Management is hereby amended in its entirety to read as follows:

“In consideration for Scandic’s providing the services to the Company specified in this Agreement, the Company shall pay Scandic a fee at the annual rate of USD 150,000 (the “Fee”) and cover Scandic’s reasonable costs incurred to perform the abovementioned services (the “Costs”). The Fee shall be paid quarterly in advance, on each January 1, April 1, July 1 and October 1. The Costs shall be paid monthly in advance through a monthly cash call procedure to be agreed between the parties.”

2. Effective as of the Effective Date, Section 5 of the Restated Management Agreement is hereby amended in its entirety to read as follows:

“[RESERVED]”.

3. The Restated Management Agreement shall otherwise remain in full force and effect.

4. This Amendment may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Restated Management Agreement, effective as of the Effective Date.

NORDIC AMERICAN TANKERS LIMITED

By	/s/ Turid M. Sørensen
Name:	Turid M. Sørensen
Title:	EVP & CFO

SCANDIC AMERICAN SHIPPING LTD.

By	/s/ Herbjørn Hansson
Name:	Herbjørn Hansson
Title:	Chairman & CEO

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